Exhibit 3.157

CERTIFICATE OF INCORPORATION

OF

PEABODY INTERNATIONAL INVESTMENTS, INC.

1.	The name of the corporation is:

Peabody International Investments, Inc.

2.	The address of its registered office in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

In the City of Wilmington

In the County of New Castle

The name of its registered agent at such address is:

The Corporation Trust Company

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

4.	The total number of shares of stock which the corporation. shall have authority to issue is:

One Hundred (100)

The par value of each of such shares is:

Ten Dollars ($10.00), amounting in the aggregate to One Thousand Dollars ($1,000.00)

5.	The name and mailing address of each incorporator is as follows:

Name	Mailing address
Lisa Anne Houdyshell	701 Market Street, Suite 703 Saint Louis, MO 63101

6.	The corporation’s existence will be:

Perpetual

7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

i.	To make, alter or repeal the by-laws of the corporation;

ii.	To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

iii.	To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

iv.	To designate one or more committees, each committee to consist of one or more of the directors of the corporation;

v.	The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee;

vi.	The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member,

vii.	Any such committee, to the extent provided in the resolution for the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (y) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; or (z) adopting, amending or repealing any by-law of the corporation; and

viii.	When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

8.	Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.

9.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the incorporator hereinhefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of October, 2007.

By:	/s/ Lisa Anne Hoadyshell
Lisa Anne Hoadyshell, Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE AND OF REGISTERED AGENT

OF

PEABODY INTERNATIONAL INVESTMENTS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

PEABODY INTERNATIONAL INVESTMENTS, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 8, 2010.

/s/ Kenneth L. Wagner
Name: Kenneth L. Wagner
Title: Vice President